Exhibit 10.23

CONSULTING SERVICES AGREEMENT

Consulting Services Agreement (the “Agreement”), effective is by and between Sweet Success Enterprises Inc., with it’s principal office at 1250 NE Loop 410 Suite 630, San Antonio, TX 78209 (hereinafter the “Client”),  and Jeff Morehouse having an address at 2515 Broadway San Antonio, TX  78215 (hereinafter the “Consultant”).

WHEREAS, Client finds that the Consultant is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement; and

WHEREAS, Client finds that the Consultant is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of Clients business.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. SERVICES

1.1  Services to Client: The Consultant shall provide the following (“ Services”) to Client: Arrange meetings between Client and 3 CD Consulting to  allow Client to discuss a possible agreement for services.

2. PAYMENT

2.1  Payment for Services: The Consultant will be paid as follows: 100,000 options to purchase Clients common stock, at $.80 per share, upon signing of this agreement. Client will register these shares promptly when the company enacts its next registration.

3. FACSIMILE SIGNATURE

3.1  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

Client:	Sweet Success Enterprises Inc.

By:

Date:	May 1 2005

Consultant:

By:

Date: